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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

As independent public accountants, we hereby consent to the use of our report dated November 20, 2000, and to all references to our firm included in or made a part of this registration statement of Nuveen Income Fund (one of the series constituting the Nuveen Investment Trust III (a Massachusetts business trust)).


ARTHUR ANDERSEN LLP



Chicago, Illinois
January 24, 2001